EXHIBIT 99.1

CAPITAL SOUTHWEST CORPORATION ANNOUNCES 3/31/10 NET ASSET VALUE

DALLAS – April 27, 2010 – Capital Southwest Corporation (Nasdaq: CSWC) today reported total net assets at March 31, 2010 of $486,925,586 equivalent to $130.14 per share.  Comparative annual data is summarized below:

	March 31, 2010	March 31, 2009

Net assets	$486,925,586	$415,262,991

Shares outstanding	3,741,638	3,741,638

Net assets per share	$130.14	$110.98

Assuming reinvestment of all dividends and tax credits on retained long-term capital gains, the March 31, 2010 net asset value was 18.5% greater than the March 31, 2009 net asset value of $110.98 per share and 6.7% above the December 31, 2009 net asset value of $121.99 per share.

About Capital Southwest Corporation
Capital Southwest is a Dallas-based business development company that provides patient equity capital to exceptional businesses. As a public company, Capital Southwest has the flexibility to hold investments indefinitely, which has provided its portfolio company managers a stable ownership platform since its founding in 1961. For more information about Capital Southwest, visit the company’s website at www.capitalsouthwest.com.

Forward Looking Statements
This press release may contain historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition and results of operations of the Company. The words "believe," "expect," "intend," "plan," "should" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views, assumptions and expectations of the Company with respect to future events and are subject to risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in the markets in which the Company operates and in general economic and business conditions, competitive pressures, changes in business strategy and various other factors, both referenced and not referenced in this press release. Certain factors that may affect the Company and its results of operations, are included in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and the Company’s subsequent periodic filings with the Securities and Exchange Commission. The Company does not assume any obligation to update these forward-looking statements.

Contact:	Gary L. Martin or Tracy L. Morris
972-233-8242

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